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                                                                    Exhibit 10.6


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This First Amendment TO Employment Agreement ("First Amendment), is made and entered on April 26, 2000, but effective as of the 2nd day of January, 2000, by and among CREATIVE CONCEPTS IN ADVERTISING, INC., a Michigan corporation (the "Employer"), HA-LO INDUSTRIES, INC., an Illinois corporation ("HA-LO"), and JON SLOAN (hereafter "Executive") amending that certain Employment Agreement by among the Employer, HA-LO and the Executive dated as of January 2, 1997 ("Employment Agreement").

         WHEREAS, the parties wish to amend and extend the Term of the Employment Agreement pursuant to the terms hereof;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Executive, Employer and HA-LO, intending to be legally bound, hereby agree as follows:

         1. CERTAIN DEFINED TERMS. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Employment Agreement. For all purposes of this First Amendment, the following defined term set forth in the Employment Agreement shall have the meaning described to it hereinbelow:

                  The term "Employer" shall mean each of Creative Concepts in Advertising, Inc., a Michigan corporation, and HA-LO Industries, Inc.

         2. Section 2 of the Employment Agreement shall be amended (a) to change the term "Vice President of Sales" to Executive Vice
President-National Accounts, and (b) the phrase "or their designees" shall be added to the end of the last sentence of such section.

         3. Section 3 of the Employment Agreement shall be amended to change the number "Seventy-Five Thousand Dollars ($75,000)" to "Two Hundred Thousand Dollars ($200,000).

         4. Section 4 of the Employment Agreement shall be deleted in its entirety and the following shall be inserted in its place and stead:

                  "4. GRANT OF OPTION. Pursuant to the HA-LO Industries, Inc. 1997 Stock Plan (Amended and Restated) (or such successor plan thereto) (the "1997 Stock Plan"), the Executive shall receive options to purchase one hundred seventy thousand (170,000) shares of HA-LO Industries, Inc. common stock under the 1997 Stock Plan to be granted as of the date hereof which shall in all cases be subject to the terms and conditions of the 1997 Stock Plan; the options granted shall be reflected mare particularly by an option agreement(s) by and between Employer and the Executive in


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                  a form, generally, executed by all option holders ("Option
                  Agreement") but in all cases subject to the following:

                           (a) such option shall vest one-third (1/3) on the
                  first anniversary of the date of grant, one-third (1/3) on the second anniversary of the Effective Date, and one-third (1/3) on the third anniversary of the date hereof;

                           (b) subject to the terms of the 1997 Stock Plan, in
                  the event of the termination of Executive's employment, the options granted shall terminate ten (10) years from the date of grant; and

                           (c) the options shall have an exercise price equal to
                   the closing price of HA-LO stock on the New York Stock Exchange on April 26, 2000, which price is $6.75."

         5. Section 7(a)(i) of the Employment Agreement shall be deleted in its entirety and the following shall be inserted in its place and stead:

                   "January 2, 2003."

         6. Section 7(c)(6) of the Employment Agreement shall be amended by the insertion of the phrase "(including but not limited to the failure to perform reasonable duties assigned by Employer)" after the word "covenant" therein.


         7. Section 12 of the Employment Agreement shall be amended by inserting "(a)" prior to the heading "Non-Disturbance" and the insertion of the following as Section 12(b) of the Employment Agreement:

                  "(b) INVENTIONS AND OTHER MATTERS. Executive agrees that all ideas, inventions, artwork, images, designs, concepts, discoveries or improvement (collectively the "Inventions") which Executive, individually or with others, may originate or develop (or has heretofore originated and developed) while employed with Employer, the Employer's actual or demonstrably anticipated research or development, shall belong to and be the sole property of the Employer. Executive further agrees to promptly disclose each


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                  such Invention to the Employer and to execute such
                  applications, assignments and other documents as may be necessary or convenient to vest in the Employer full title to each such Invention and as may be necessary or convenient to obtain United States and foreign patents, copyrights and trademarks thereon to the extent the Employer may so choose.

                  For purposes of this Agreement, an Invention shall be deemed to have been made during the period of the Executive's employment if, during such period, the Invention was conceived, in part or in whole, or first actually reduced to practice, and the Executive agrees that any patent, trademark or copyright application filed within one (1) year after termination of his employment shall be presumed to relate to an Invention made during the term of his employment unless Executive can provide evidence as to the contrary.

                  Executive represents and warrants to the Employer that all inventions heretofore developed by Executive during the course of Executive's employment with the Employer belong to and are the sole property of the Employer, that he has not sold, transferred or assigned any such invention or rights therein to a third party, and that Executive shall execute such applications, assignments or other documents as may be necessary or convenient to vest in such surviving corporation full title to each such invention and as may be necessary or convenient to obtain United States and foreign patents, copyrights and trademarks thereon to the extent the Employer may so choose.

                  This Section 12(b) shall not apply to an invention for which no material equipment, supplies or facility, and no confidential information or other trade secret information, of the Employer was used and which was developed, consistent with this


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                  Agreement, entirely on Executive's own time, unless the
                  invention relates to the business of Employer."

         8. That portion of Section 15 of the Employment Agreement entitled "Notices" shall be amended by the deletion of the address for HA-LO currently set forth therein and the insertion of the address of 303 East Wacker Drive, Suite 2300, Chicago, Illinois, 60601, and the deletion of the address set forth therein for the Employer and the insertion of the address of 1501 HA-LO Drive, Troy, Michigan, 48084.

         7. Except as otherwise set forth herein, the parties acknowledge that the terms of the Employment Agreement shall remain in full force and effect.

         WHEREFORE, the parties have executed this First Amendment effective as of the date and year first written above.

EXECUTIVE:                                  HA-LO INDUSTRIES, INC.
- ---------


_________________________                   By:  ________________________
Jon Sloan                                   Its: ________________________


                                            CREATIVE CONCEPTS IN
                                            ADVERTISING, INC.


                                            By:  ________________________
                                            Its:  _______________________



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